Exhibit 10.12
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of March 30, 2009 (the “Effective Date”) by and between The Finish Line, Inc. (the “Company”) and Edward Wilhelm (“Executive”).

WHEREAS, the Company has offered to employ Executive as the Company’s Chief Financial Officer and Executive has accepted such employment; and

WHEREAS, the Company and Executive desire to enter into an Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1.Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 30, 2009 (as such period may be extended pursuant to the terms hereof, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with December 30, 2009 and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto with written notice at least 180 days before the next Extension Date that the Employment Term shall not be so extended (“Non-Renewal Notice”).

2.Position.

(a)While employed by the Company hereunder, Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer. In such position, Executive shall have such duties and authority as shall be determined from time to time by the board of directors of the Company (the “Board”).

(b)While employed by the Company hereunder, Executive will devote his full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services to the Company either directly or indirectly, without the prior written consent of the Board.

(c)Executive’s principal place of employment shall be at the Company’s corporate headquarters in Indianapolis, Indiana.

3.Base Salary. As compensation for services rendered to the Company, the Company shall initially pay Executive a base salary at the annual rate of $300,000. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.Bonus. In addition to the Base Salary, Executive shall be eligible to participate in such annual and long-term incentive bonus compensation programs or arrangements established from time to time for executives of the Company.

5.Employee Benefits. While employed by the Company hereunder, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other peer executives of the Company.

6.Business Expenses. While employed by the Company hereunder, reasonable business expenses (including travel expenses) incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7.Termination. Executive’s employment hereunder may be terminated by either party at any time and for any or no reason; provided that Executive will be required to give the Company advance written notice of any resignation of Executive’s employment (as set forth in this Section 7). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a)    By the Company For Cause or By Executive Resignation without Good Reason.

(i)Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) at any time upon delivery of advance written notice to Executive and, if in the reasonable determination of the Company the acts or omissions of Executive providing the basis for termination for Cause as set forth in Section 7(a)(ii) are curable, after Executive’s failure to cure during a period of 35 days following the date of the delivery of such written notice. Any determination of a Cause by the Company pursuant to the items contained in Sections 7(a)(ii)(A), (B) and (D) may only be made by a majority of the Board. Executive’s employment hereunder shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 7(c)); provided, that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.

(ii)For purposes of this Agreement, “Cause” shall mean (A) the willful and continued failure by Executive to perform his material duties with respect to the Company or its affiliates for a period of more than 30 days; (B) the willful or intentional engaging by Executive in conduct within the scope of his employment that causes material and demonstrable injury, monetarily or otherwise, to the Company including, without limitation, embezzlement or theft; (C) Executive’s conviction for, or a plea of nolo contendere to, the commission of a felony involving moral turpitude; or (D) a material breach of Executive’s covenants set forth in Section 8 and 9 of this Agreement that causes a material and demonstrable injury, monetarily or otherwise, to the Company.

(iii)If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason (except under the circumstances described in Section 7(e) or as provided in Section 7(d)(iii)), Executive shall be entitled to receive:

(A)the Base Salary through the date of termination (including payment for any accrued but unused vacation time);

(B)any earned but unpaid portion of Executive’s annual performance bonus (if any) for the fiscal year preceding the fiscal year in which such termination occurs;

(C)reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company according to their terms (the amounts described in clauses (A) through (D) hereof, reduced by any amounts owed by Executive to the Company, being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation without Good Reason by Executive, except as set forth in this Section 7(a)(iii) or in Section 7(e) or Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)    Disability or Death.

(i) Executive’s employment hereunder shall terminate upon Executive’s death and maybe terminated by the Company if Executive becomes (in the good faith judgment of the Board) physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    By the Company Without Cause, Resignation of Executive with Good Reason or Non-Renewal of Agreement.

(i)    Executive’s employment hereunder may be terminated by the Company at any time without Cause. Executive’s employment hereunder may be terminated by Executive for Good Reason (as defined below).

(ii)    For purposes of this Agreement, “Good Reason” shall mean if, other than for Cause, any of the following has occurred: (A) any reduction in the Base Salary or Executive’s annual bonus opportunity (except for across the board reductions for all similarly situated executives of the Company); (B) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from its location as of the Effective Date; (C) a material breach by the Company of this Agreement; or (D) if such termination of employment occurs within 30 days prior to or 2 years following a Change in Control (as defined in Section 7(d)), any of (1) a substantial reduction in Executive’s authority, duties or responsibilities, or (2) the assignment of any duties or responsibilities inconsistent with Executive’s position with the Company; provided, however, that, in each case, Good Reason shall cease to exist for an event to the extent that (x) Executive shall have consented, in advance, to such event, (y) 90 days shall elapsed following the initial existence of such event without the Company receiving notice of Good Reason for such event, or (z) Executive has provided the Company with a notice specifying the event within 90 days of the initial existence of such event and the Company has failed to remedy the event within 30 days after receipt of such notice from Executive.

(iii)    Except as set forth in Section 7(d), if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, other than within the period that begins 30 days prior to a Change in Control and ends 2 years following a Change in Control, Executive shall be entitled to receive:

(A)    the Accrued Rights; and

(B)    subject to (I) Executive’s continued compliance with the provisions of Sections 8 and 9 hereof and (II) Executive’s execution and non-revocation of a general release in favor of the Company and its affiliates in a form reasonably acceptable to the Company:

(1)a lump sum cash payment equal to the Base Salary, payable, subject to Section 7(g), within 30 days following the date of such termination of employment (the “Termination Date”); and

(2)continued provision of group health benefits to Executive and his dependents for one year following the Termination Date in accordance with the terms thereof and with the same cost as if Executive remained employed during such period; and

(3)if Executive was eligible to receive one or more cash bonuses for the calendar year during which Executive’s employment is terminated (the “Termination Year”), an amount equal to the greater of (y) a pro-rated portion (based on the number of days in the Termination Year during which Executive was employed) of the annual bonus and any other bonus Executive would have received for Termination Year had he remained employed through the entire year (based on the Company’s actual results for the Termination Year) or (z) the average annual bonus actually paid to Executive over the three full fiscal years prior to the Termination Date, payable, subject to Section 7(g), when bonuses are generally paid to the Company’s executives for the Termination Year but no later than two and one half months after the end of the year in which the bonus was earned.

(iv)    Except as set forth in Section 7(d), if the Company provides Executive with a written Non-Renewal Notice and in connection therewith, notifies Executive that his employment shall terminate without Cause at the end of the Employment Term, Section 7(c)(iii) shall not apply and Executive shall be entitled to receive, if Executive does not resign, die or suffer a Disability prior to the end of the Employment term or if Executive is not terminated for Cause prior to the end of the Employment Term:

(A)the Accrued Rights; and

(B)subject to (I) Executive’s continued compliance with the provisions of Sections 8 and 9 hereof and (11) Executive’s execution and non-revocation of a general release of employment related claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company:

(1)a lump sum cash payment equal to the Base Salary, payable, subject to Section 7(g), within 30 days following the Termination Date;

(2)continued provision of group health benefits to Executive and his dependents for one year following the Termination Date in accordance with the terms thereof and with the same cost as if Executive remained employed during such period; and

(3)if Executive was eligible to receive one or more cash bonuses for the calendar year during which Executive’s employment is terminated (the “Termination Year”), an amount equal to a pro-rated portion (based on the number of days in the Termination Year during which Executive was employed) of the annual bonus and any other bonus Executive would have received for Termination Year had he remained employed through the entire year (based on the Company’s actual results for the Termination Year), payable, subject to Section 7(g), when bonuses are generally paid to the Company’s executives for the Termination Year but no later than two and one half months after the end of the year in which the bonus was earned.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(iii), Section 7(c)(iv) or in Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Change in Control.

(i)    For purposes of this Agreement, “Change in Control” shall mean the consummation of one or more of the following:

(A)    the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended);

(B)    any person or group, other than Alan Cohen, David Klapper or Larry Sablosky (each a “Founder”) is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(C)    a merger, consolidation or similar reorganization of the Company with or into another entity, if the shareholders of the common stock of the Company immediately prior to such transaction do not own a majority of the voting power of the voting stock of the surviving company or its parent immediately after the transaction in substantially the same proportions as immediately prior to such transaction; or

(D)    during any 12-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board (whether through the filling of a vacancy or otherwise) or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease or any reason to constitute a majority of the board of directors then in office.

(ii)    In the event of a Change in Control (determined without regard to subclause (A) of the definition set forth in Section 7(d)(i)), notwithstanding any provision in any equity compensation plan maintained by the Company or any award agreement between the Company and Executive, all stock options and awards of restricted stock granted to Executive, which are outstanding and have not otherwise vested shall be deemed vested immediately prior to the consummation of the Change in Control (determined without regard to subclause (A) of the definition set forth in Section 7(d)(i)). For purposes of this Section 7(d)(ii), the terms “stock option” and “restricted stock” should be read to include all other similar equity instruments.

(iii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, during the period that begins 30 days prior to a Change in Control (as defined below) and ends 2 years following a Change in Control, Executive shall be entitled to receive:

(A)    the Accrued Rights; and

(B)    subject to (I) Executive’s continued compliance with the provisions of Sections 8 and 9 hereof and (II) Executive’s execution and non-revocation of a general release of employment related claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company:

(1)    a lump sum cash payment equal to 2.5 times the sum of (i) the Base Salary, plus (ii) Executive’s target annual bonus for Termination Year, plus (iii) the value of any other bonus the executive could have earned during the year of termination pursuant to the Company’s then existing bonus programs, payable, subject to Section 7(g), within 30 days following the Termination Date; and

(2)    continued provision of group health benefits to Executive and his dependents for two years following the Termination Date in accordance with the terms thereof and with the same cost as if Executive remained employed during such period.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(d)(iii), Section 7(c)(iii), or Section 7(c)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)    By Executive without Good Reason Following a Change in Control. If Executive resigns without Good Reason during the 30-day period that begins on the first anniversary of a Change in Control, Executive shall be entitled to receive:

(i)    the Accrued Rights; and

(ii)    subject to (I) Executive’s continued compliance with the provisions of Sections 8 and 9 hereof and (II) Executive’s execution and non-revocation of a general release in favor of the Company and its affiliates in a form reasonably acceptable to the Company, a lump sum cash payment equal to the Base Salary, payable, subject to Section 7(g), within 30 days following the Termination Date.

(f)    Parachute Taxes.

(i)    If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or any person affiliated with the Company) (“Covered Payments”) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed), then, except as set forth in Section 7(f)(ii), the Company shall pay to Executive an amount in addition to the Covered Payments (“Gross-Up Payment”) as calculated below. The Gross-Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income and employment tax and Excise Tax on the Gross-Up Payment, but before deduction for any federal, state or local income and employment tax on the Covered Payments, the net amount retained by Executive shall be equal to the Covered Payments.

(ii)    Notwithstanding anything in this Agreement to the contrary, if the Covered Payments do not exceed 110% of Safe Harbor Amount (as defined below), then the portion of the Covered Payments that would be treated as “parachute payments” under Section 280G of the Code (“Covered Parachute Payments”) shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax. In the event that it is determined that the amount of any Covered Payments will be reduced in accordance with this Section 7(f), Executive shall have the right to designate which of the Covered Payments shall be reduced and to what extent, provided, that Executive may not so elect to the extent that, in the determination of counsel to the Company, such election would cause Executive to be subject to the Excise Tax.

(iii)    The determination of (A) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (B) the amount of any Gross-Up Payment, (C) the value of any Covered Parachute Payments and the Safe Harbor Amount, (D) whether any reduction in the Covered Payments is required under Section 7(f)

(ii), and (E) the amount of any such reduction, shall be made initially by an independent accounting firm selected by the Board as constituted prior to any Change in Control (the “Accountants”). For purposes of making the calculations required by this Section 7(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7(f). The Company shall bear and be solely responsible for all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7(f).

(iv)    Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment; provided, however, that failure by Executive to give such notice promptly shall not result in a waiver or forfeiture of any of Executive’s rights under this Section 7(f), except to the extent of actual damage suffered by the Company as a result of such failure. If the Company notifies Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to pay any resulting Gross-Up Payment), Executive shall:

(A)    give the Company any information reasonably requested by the Company relating to such claim;

(B)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;

(C)    cooperate with the Company in good faith in order effectively to contest such claim; and

(D)    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice Executive’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(v)    Notwithstanding anything herein to the contrary, any payment required under this Section 7(f) shall be made by the end of Executive’s taxable year next following the Company’s taxable year in which Executive remits the payment. In addition, any right to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, shall be made by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. This Section 7(f)(v) shall be interpreted consistent with Treas. Reg. §409A-3(i)(l)(v).

(g)    Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(l)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after date of Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

(h)    Notice of Termination. Any termination of employment by the Company for Cause shall be communicated by written Notice of Termination to Executive in accordance with Section 11(h) hereof. In addition, any termination of employment by Executive for Good Reason shall be communicated by written Notice of Termination to the Company in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(i)    Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees that Executive shall automatically be deemed to have resigned as of the date of such termination, from the Board (and any committees thereof) and the board of directors or similar governing body (and any committees thereof) of any of the Company’s affiliates, and any position in which Executive is acting on behalf of or as a representative of the Company (such as a trustee or administrative committee member with respect to a tax-qualified retirement plan).

8.Non-Competition; Non-Solicitation.

(a)    Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)    During the Restricted Period (as defined below), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(A)    engage, in a competitive capacity, in any business that competes with the Company’s business in the athletic specialty and/or sporting goods retail industry (a “Competitive Business”) in the United States;

(B)    in a competitive capacity, enter the employ of, or render any services to, or enter into any contractual agreement or relationship with any Person (or any division or controlled or controlling affiliate of any Person) that engages in a Competitive Business;

(C)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant or transfer any business to, or in any other way facilitate any other Person’s ability to engage in a Competitive Business; or

(D)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and its customers, suppliers, partners, investors or vendors.

(ii)    Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling Person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iii)    During the Restricted Period, Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(E)    solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(F)    hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(b)    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that ally restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)    For purposes of this Agreement, “Restricted Period” shall mean the period commencing on the Effective Date and ending (i) 12 months following the Termination Date if Executive’s employment with the Company terminates under the circumstances described in Section 7(c) or Section 7(e), (ii) 24 months following the Termination Date if Executive’s employment with the Company terminates under the circumstances described in Section 7(d)(iii), or (iii) upon the date Executive ceases to be employed by the Company for any other reason.

9.Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, store site selection, new store openings, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (c) required by law to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Executive shall not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b)The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

11.Miscellaneous.

(a)    Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in the Southern District of Indiana, or, if not maintainable therein, then in an appropriate Indiana state court in Marion County, Indiana. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

(b)    Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of ht foregoing shall be null and void ab initio and of no force or effect. This Agreement may be assigned by the Company to a Person that is an affiliate or a successor in interest to any portion of ht business operation of the Company. Upon such assignment, the rights and obligations of the company hereunder shall become the rights and obligations of such affiliate or successor Person.

(f)    Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that in no event shall Executive be obligated to seek other employment or taken any other action by way of mitigation of the amounts payable to Executive under Section 7 of this Agreement.

(g)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
The Finish Line, Inc.
3308 N. Mitthoeffer Road
Indianapolis, Indiana 46235
Attention: Chairperson of the Compensation and Stock Option Committee

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(i)    Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the Original Agreement

(j)    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding), which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

(k)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

THE FINISH LINE, INC.

By:	/s/ GLENN S. LYON	/s/ EDWARD WILHELM
Name:	Glenn S. Lyon	Edward Wilhelm
Title:	CEO